Exhibit 99.2
October 24, 2008
The PNC Financial Services Group, Inc.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707

Re:	Agreement and Plan of Merger between The PNC Financial Services Group, Inc. (“PNC”) and National City Corporation (the “Company”)
Ladies and Gentlemen:
     In consideration of the expenses and other obligations PNC will incur in connection with the Agreement and Plan of Merger, dated as of October 24, 2008 (as may be amended, amended and restated or otherwise modified from time to time, the “Merger Agreement”) and the covenants of PNC set forth herein and in order to induce PNC to execute the Merger Agreement and to proceed to incur such expenses, the undersigned agrees as follows:
     1. The undersigned represents and warrants that, as of the date of this letter agreement, it has full and exclusive power to cause Corsair NC Co-Invest, L.P. to vote and to dispose of 40,000,000 shares of Common Stock of the Company, par value $4.00 per share (the “Common Stock”) (such shares, together with any shares of Common Stock that the undersigned may acquire from and after the date hereof, the “Shares”).
     2. The undersigned agrees, until the Expiration Date, not to directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, arrangement or understanding with respect to a Transfer of, the Subject Shares, in each case, other than pursuant to the Merger Agreement. In the case of any Transfer by operation of law, this letter agreement shall be binding upon the transferee(s). “Expiration Date” means the earliest of (a) the Effective Time, and (b) the date the Merger Agreement is terminated in accordance with its terms.
     3. The term “Subject Shares” means, at the time of any determination, all of the Shares.
     4. Until the Expiration Date, at any meeting of Company stockholders, and on every action or approval by written consent of stockholders of the Company, the undersigned shall vote or cause to be voted the Subject Shares:
     (a) in favor of the adoption of the Merger Agreement;
     (b) against any action that is intended, or could reasonably be expected to, materially impede, interfere with, delay or materially and adversely affect the transactions contemplated by the Merger Agreement; and
     (c) against (other than the transactions contemplated by the Merger Agreement): (i) any agreement, transaction or proposal that relates to an Acquisition Proposal; or (ii) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries.

Prior to the Expiration Date, the undersigned shall not enter into any voting arrangement other than this letter agreement, directly or indirectly, with respect to the Subject Shares.
     5. Until the Expiration Date, the undersigned shall not, and shall direct its agents and representatives not to solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal.
     6. The undersigned represents, warrants and covenants to PNC:
     (a) There exists no condition, requirement or state of facts that would prevent or could reasonably be expected to prevent or materially impede the undersigned from performing in full its obligations under this letter agreement.
     (b) The undersigned has full power and authority to make, enter into and carry out the terms of this letter agreement and to perform his obligations hereunder.
     (c) This letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a valid and binding agreement of the undersigned, enforceable against the undersigned in accordance with its terms and no other action is necessary to authorize the execution and delivery by the undersigned or the performance of its obligations hereunder.
     7. Nothing contained in this letter agreement shall restrict, prohibit or otherwise limit any affiliate or representative of the undersigned from exercising his fiduciary duties in his capacity solely as a director or officer of the Company.
     8. This letter agreement shall in no way affect the undersigned’s rights under the Investment Agreements or Warrants (each as defined under the Merger Agreement) or any other agreements between the Company and undersigned or in any way limit the undersigned rights to take any action to enforce such agreements.
     9. The obligations of the undersigned are subject to there not having been any change, by amendment or waiver or otherwise, by any party to the Merger Agreement to the material terms of the Merger Agreement in a manner materially adverse to the undersigned without the prior written consent of the undersigned. For purposes of this Section 9, each of the following changes, by amendment or waiver (as applicable), in the following terms and conditions of the Merger Agreement shall, without excluding other possibilities, be deemed to be a change to the material terms of the Merger Agreement in a manner materially adverse to the undersigned: (a) a change in the time period (i.e. “first anniversary”) contemplated by Section 8.1(c) of the Merger Agreement; (b) a change which decreases the Merger Consideration; (c) a change to the form of Merger Consideration; and (d) an imposition of any condition to the Merger in addition to those set forth in the Merger Agreement.
     This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     This letter agreement shall terminate and shall have no further force or effect as of the Expiration Date.
     This letter agreement may not be assigned without the prior written consent of the other parties and may not be amended or waived except in writing. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     The undersigned acknowledges that PNC will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, PNC shall have the right to enforce this letter agreement by specific performance or injunctive relief.
     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state. The parties to this Agreement (a) irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware with respect to any dispute arising out of this letter agreement or the transactions contemplated by this letter agreement and (b) waive any claim of improper venue or any claim that those courts are an inconvenient forum. Capitalized terms used and not defined herein shall have the meaning given such terms in the Merger Agreement.

Very truly yours,

CORSAIR III FINANCIAL SERVICES CAPITAL PARTNERS, L.P.

By:	Corsair III Management L.P., its general partner

By:	Corsair Capital LLC, its general partner

By:	/s/ D.T. Ignacio Jayanti
Name: D.T. Ignacio Jayanti
Title: Authorized Person

CORSAIR III FINANCIAL SERVICES OFFSHORE 892 PARTNERS, L.P.

By:	CORSAIR III MANAGEMENT L.P., its Domestic General Partner

By:	Corsair Capital LLC, its general partner

By:	/s/ D.T. Ignacio Jayanti
Name: D.T. Ignacio Jayanti
Title: Authorized Person

By:	CORSAIR III OFFSHORE MANAGEMENT L.P., its Offshore General Partner

By:	Corsair Capital LLC, its general partner

By:	/s/ D.T. Ignacio Jayanti
Name: D.T. Ignacio Jayanti
Title: Authorized Person

Accepted and Agreed:
THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ James E. Rohr Name: James E. Rohr
Title: Chairman and Chief Executive Officer
Dated: October 24, 2008